UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2015

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition; Item 7.01 Regulation FD Disclosure.
On February 23, 2015, Chaparral Energy, Inc. (referred to herein as “we”, “us,” and “our”) distributed the slide show, attached hereto as Exhibit 99.1 and incorporated herein by reference, in conjunction with its presentation at the J. P. Morgan Global High Yield & Leveraged Finance Conference in Miami, Florida. The slide show included certain year-end 2014 operating and reserves information, as well as 2015 guidance.
Note Regarding Non-GAAP Financial Measures
The investor presentation attached as an exhibit hereto contains certain references to adjusted EBITDA value, which is a non-GAAP financial measure, as defined under Regulation G of the rules and regulations of the SEC.
Adjusted EBITDA
Management uses adjusted EBITDA as a supplemental financial measurement to evaluate our operational trends. Items excluded generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring our overall operating performance. In addition, adjusted EBITDA is generally consistent with the Consolidated EBITDAX calculation that is used in the covenant ratio required under our senior secured revolving credit facility as described in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014. We consider compliance with this covenant to be material. The calculation of Consolidated EBITDAX includes pro forma adjustments for property acquisitions and dispositions, and as a result of these adjustments, our Consolidated EBITDAX as calculated for covenant compliance purposes is higher than our adjusted EBITDA for the year ended December 31, 2013 and lower for the year ended December 31, 2014.
Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies.
We define adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedge reclassification adjustments, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) stock-based compensation expense, (8) gain or loss on disposed assets, and (9) impairment charges and other significant, unusual non-cash charges.

The following table provides a reconciliation of our net income (loss) to adjusted EBITDA for the specified periods:

	Year ended December 31,
(in thousands)	2013	2012	2011	2010	2009
Net (loss) income	$55,687	$64,403	$42,048	$33,713	$(144,318)
Interest expense	96,876	98,402	96,720	81,370	90,102
Income tax (benefit) expense	32,849	37,837	35,924	23,803	(85,936)
Depreciation, depletion, and amortization	192,426	169,307	146,083	109,503	104,734
Reclassification adjustment for hedge (gains) losses	(37,134)	(46,746)	27,452	23,889	(21,752)
Non-cash change in fair value of non-hedge derivative instruments	40,748	(12,411)	(57,899)	(2,523)	149,106
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date included in EBITDA (1)	—	—	—	9,418	—
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA (1)	—	—	—	—	(102,352)
Interest income	(254)	(225)	(165)	(144)	(283)
Stock-based compensation expense	4,933	3,065	3,747	2,600	1,145
Gain on disposed assets	(670)	(149)	(1,284)	(184)	(10,463)
Loss on extinguishment of debt	—	21,714	20,592	2,241	—
Loss on impairment of other assets	3,490	2,000	—	—	240,790
Other non-cash charges	—	—	—	4,150	2,928
Adjusted EBITDA	$388,951	$337,197	$313,218	$287,836	$223,701
________________
(1)  Through March 31, 2010, our calculation of adjusted EBITDA excluded any cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization.
We expect year-end 2014 adjusted EBITDA to be between $453 and $458 million. We have not reconciled our expected range of year-end 2014 adjusted EBITDA to net income because we have not finalized our calculations of several factors necessary to provide the reconciliation, including net income, interest expense, and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time. Accordingly, a reconciliation of adjusted EBITDA to net income at this time is not available without unreasonable effort.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Investor Presentation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 23, 2015

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President